TRANSCEPT PHARMACEUTICALS REPORTS
FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

Conference call scheduled for 4:30 PM Eastern time today

Point Richmond, Calif., February 27, 2013 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced financial results for the three and twelve months ended December 31, 2012.

Transcept reported cash, cash equivalents and marketable securities of $85.3 million at December 31, 2012.

“We continue to work closely with Purdue Pharma as they execute the Intermezzo commercialization plan,” stated Glenn A. Oclassen, President and CEO of Transcept. “The Intermezzo selling effort is newly supported by an enlarged Purdue sales team of approximately 615 professionals. Their sales activities are complemented by the recent launch of a national television advertising campaign, and we believe that these broadened commercial and educational efforts have the potential to increase consumer awareness of Intermezzo and drive future prescription growth.”

Three months ended December 31, 2012 financial results

In December 2012, Transcept contributed $10.0 million to Purdue's Intermezzo direct-to-consumer advertising campaign. In accordance with the appropriate accounting treatment, Transcept plans to recognize this contribution as an offset against revenue over an estimated seven month period beginning December 1, 2012 and ending on June 30, 2013, as the advertising costs are incurred. This treatment resulted in a $1.4 million offset to revenue during the fourth quarter 2012.

For the quarter ended December 31, 2012, Transcept recorded $0.1 million of royalty revenue on Intermezzo net sales generated by Purdue and the above mentioned $1.4 million offset related to the direct-to-consumer advertising campaign, resulting in negative net revenue of $1.3 million. Net revenue for the quarter ended December 31, 2011 was $12.8 million. The decrease of $14.1 million between periods was primarily attributable to the fourth quarter 2011 $10.0 million patent-related milestone payment from Purdue for the listing of Transcept's first formulation patent in the FDA's Orange Book, $2.4 million of other 2011 revenue received from Purdue, including the reimbursement of certain manufacturing-related costs, and the $1.4 million revenue offset recorded during the fourth quarter 2012 related to the direct-to-consumer advertising campaign.

Research and development expense for the quarter ended December 31, 2012 was approximately $2.9 million, compared to approximately $3.4 million for the same period in 2011. The decrease of approximately $0.5 million was primarily attributable to 2011 stock compensation expense related to the vesting of performance based stock options upon the FDA approval of Intermezzo, and was partially offset by an increase in 2012 of clinical trial expense related to Transcept's Phase 2 study of TO-2061. Research and development expense included non-cash stock compensation expense of approximately $0.2 million for the quarter ended December 31, 2012 and approximately $0.8 million for the quarter ended December 31, 2011.

General and administrative expense for the quarter ended December 31, 2012 was approximately $2.3 million, compared to approximately $4.1 million for the same period in 2011. The decrease of approximately $1.8 million was primarily attributable to 2011 stock compensation expense related to the vesting of performance based stock options upon the FDA approval of Intermezzo. General and administrative expense included non-cash stock compensation expense of approximately $0.5 million for the quarter ended December 31, 2012, compared to approximately $1.6 million for the quarter ended December 31, 2011.

Net loss for the quarter ended December 31, 2012 was approximately $6.6 million, or $0.35 per share (basic and diluted), compared to net income of approximately $5.3 million, or $0.39 per share (basic) and $0.37 per share (diluted), for the quarter ended December 31, 2011. The weighted average shares used to calculate basic and diluted net loss per share were 18,628,004 for the quarter ended December 31, 2012. The weighted average shares used to calculate basic and diluted net income per share were 13,663,799 and 14,396,542, respectively, for the quarter ended December 31, 2011. At December 31, 2012, there were 18,676,396 common shares outstanding and 3,047,631 common shares underlying outstanding options and warrants.

During January and February 2013, Transcept issued an additional 1,025,500 options to purchase common shares. As of February 27, 2013, there were 18,696,396 common shares outstanding and 4,052,339 common shares underlying outstanding options and warrants.

Full year 2012 financial results

In December 2012, Transcept contributed $10.0 million to Purdue's Intermezzo direct-to-consumer advertising campaign. In accordance with the appropriate accounting treatment, Transcept plans to recognize this contribution as an offset against revenue over an estimated seven month period beginning December 1, 2012 and ending on June 30, 2013, as the advertising costs are incurred. This treatment resulted in a $1.4 million offset to revenue in 2012.

Net revenue for the year ended December 31, 2012 was $9.6 million compared to $19.7 million for the year ended December 31, 2011. The decrease of $10.1 million was primarily attributable to the recognition in 2011 of the remaining $7.3 million of license fee revenue related to a non-refundable license fee received from Purdue, the reimbursement of certain manufacturing-related costs from

Purdue, and the $1.4 million revenue offset recorded in 2012 related to the direct-to-consumer advertising campaign.

Research and development expense for the year ended December 31, 2012 was approximately $11.2 million, compared to approximately $11.3 million for the same period in 2011. The decrease of $0.1 million was primarily attributable to a $2.1 million decrease in salary and other general expenses related to the July 2011 reduction in workforce, and a $0.7 million reduction in the Intermezzo development program expense. These were partially offset by a $2.7 million increase in expense associated with the TO-2061 clinical development program, which completed in December 2012. Research and development expense included non-cash stock compensation expense of approximately $0.8 million for the year ended December 31, 2012 and approximately $1.3 million for the year ended December 31, 2011.

General and administrative expense for the year ended December 31, 2012 was approximately $10.3 million, compared to approximately $12.2 million for the same period in 2011. The decrease of $1.9 million was primarily attributable to 2011 salary and related expenses that included stock compensation expense related to FDA approval of Intermezzo, and severance and benefit continuation expense incurred during the 2011 reduction in workforce. General and administrative expense included non-cash stock compensation expense of approximately $2.1 million for the year ended December 31, 2012, compared to approximately $3.1 million for the year ended December 31, 2011.

Net loss for the year ended December 31, 2012 was approximately $12.0 million, or $0.70 per share (basic and diluted), compared to a net loss of approximately $3.9 million, or $0.29 per share (basic and diluted), for the year ended December 31, 2011. The weighted average shares used to calculate net loss per share were 17,052,157 and 13,534,248 for the years ended December 31, 2012 and 2011, respectively.

Other information

On December 21, 2012, Transcept announced that a Phase 2 clinical trial of TO-2061, an investigational product for adjunctive therapy in patients with obsessive compulsive disorder, did not meet its primary endpoint. Based on this result, Transcept has discontinued the clinical development of TO-2061 and expects to incur final wind down costs for the program in the first half of 2013.

Conference call and webcast information

Transcept will host a conference call and webcast on Wednesday, February 27, 2013 at 4:30 p.m. ET to discuss fourth quarter and full year 2012 financial results. Telephone numbers for the live conference call are 877-638-4558 (U.S.) or 914-495-8537 (International). The webcast can be accessed on the Investors page of the Transcept website at www.transcept.com and will be available for replay until close of business on March 31, 2013.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Intermezzo® (zolpidem tartrate) sublingual tablet C-IV is the first FDA approved Transcept product. Purdue holds commercialization and development rights for Intermezzo in the United States. For further information about Transcept, please visit www.transcept.com. For information about Intermezzo, please visit www.MyIntermezzo.com.

Forward looking statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the following: Purdue's plans to commercialize Intermezzo, including our collaboration with Purdue; the effect of Purdue's commercialization plans, including the broadened commercial and educational efforts through the national television advertising campaign, for Intermezzo on consumer awareness and prescription growth; and the period over which we expect to offset against revenue the $10 million contribution related to the direct-to-consumer advertising campaign led by Purdue. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the following: achieving acceptance of Intermezzo by physicians, patients and third party payors; supplying sufficient quantities of Intermezzo from third party manufacturers and suppliers to meet anticipated market demand; the impact of competitive products and the market for Intermezzo generally; our dependence on our collaboration with Purdue; obtaining, maintaining and protecting regulatory exclusivity and intellectual property protection for Intermezzo; our ability to identify and finance additional product candidates for in-licensing or acquisition; and the ability of Transcept to obtain additional funding, if needed, to support its business activities. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:
Transcept Pharmaceuticals, Inc.
Leone Patterson
Vice President, Chief Financial Officer
(510) 215-3500
lpatterson@transcept.com

FINANCIAL TABLES FOLLOW

Transcept Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Revenue:
Gross royalty revenue	$93	$—	$776	$—
Gross license fee revenue	—	417	—	7,292
Gross milestone revenue	—	10,000	10,000	10,000
Gross other revenue	—	2,402	250	2,402
Advertising expense - Purdue Pharma	(1,429)	—	(1,429)	—
Net revenue	(1,336)	12,819	9,597	19,694
Operating expenses:
Research and development	2,918	3,351	11,191	11,273
General and administrative	2,265	4,140	10,263	12,185
Total operating expenses	5,183	7,491	21,454	23,458
(Loss) income from operations	(6,519)	5,328	(11,857)	(3,764)
Interest and other income (expense), net	(35)	(32)	(159)	(116)
Net (loss) income	$(6,554)	$5,296	$(12,016)	$(3,880)
Net (loss) income per share:
Basic	$(0.35)	$0.39	$(0.70)	$(0.29)
Diluted	$(0.35)	$0.37	$(0.70)	$(0.29)
Weighted average common shares outstanding:
Basic	18,628	13,664	17,052	13,534
Diluted	18,628	14,397	17,052	13,534
Comprehensive (loss) income	$(6,552)	$5,289	$(12,038)	$(3,853)

Transcept Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,368	$10,659
Marketable securities	45,907	51,703
Prepaid advertising	8,571	—
Other current assets	1,120	3,475
Total current assets	94,966	65,837
Property and equipment, net	128	314
Goodwill	2,962	2,962
Other assets	—	38
Total assets	$98,056	$69,151
Liabilities and stockholders’ equity
Total current liabilities	$2,663	$3,339
Other liabilities, long-term portion	—	60
Total liabilities	2,663	3,399
Stockholders’ equity:
Common stock and additional paid in capital	207,496	165,817
Accumulated deficit	(112,110)	(100,094)
Accumulated other comprehensive income	7	29
Total stockholders’ equity	95,393	65,752
Total liabilities and stockholders’ equity	$98,056	$69,151